Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 2, 2007, with respect to the consolidated financial statements of Turner Investment Partners, Inc. and our report dated September 7, 2007 with respect to the balance sheet of Turner Investments, Inc. included in Amendment No. 2 to the registration statement (Form S-1 No. 333-146135) and related prospectus of Turner Investments, Inc.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
November 16, 2007